BINDING TERM SHEET

between

ULURU Inc.
4452 Beltway Drive
Addison, TX 75001, USA
Subsequently referred to as ULURU

and

Regenertec Invest GmbH
Traungasse 14
A – 1030 Vienna
Investment vehicle of MELMED Holding AG
Subsequently referred to as MELMED

I.	INTENTION OF ULURU INC. AND REGENERTEC INVEST GMBH

It is the intention of ULURU Inc. (“Company”) and Regenertec Invest GmbH (“Investor”) to enter into the following agreements:

i)	Security Purchase Agreement substantially in the form outlined in Appendix A;

ii)	Common Stock Purchase Warrant substantially in the form outlined in Appendix B;

iii)	OraDisc License and Supply Agreement substantially in the form outlined in Appendix C;

iv)	Amendment No. 1 to License and Supply Agreement between ULURU Inc. and Altrazeal Trading Ltd. dated January 11, 2012 substantially in the form outlined in Appendix D; and

v)	Shareholders’ Agreement between ULURU Inc. and OraDisc GmbH substantially in the form outlined in Appendix E.

II.	INVESTMENT

1.)
Company and Investor will execute a Security Purchase Agreement in reliance upon  the exemption from securities registration for offers and sales to accredited investors afforded, inter alia, under regulation D (“Regulation D”) of the United States Security Act of 1933, as amended and/or Section 4 (2) of the 1933 Act.

2.)
Subject to the terms and conditions of this binding term sheet, purchaser hereby agrees to purchase from the Company 5,000,000 shares of ULURU Inc. Common Stock par value $0.001 per share (“Common Stock”) for total consideration of $2,000,000.

3.)	The total consideration will be paid in accordance with the following schedule:
▬	$400,000 on signing of the Investment Agreement
▬	$500,000 4 month after signing of the Investment Agreement
▬	$600,000 8 month after signing of the Investment Agreement
▬	$500,000 12 month after signing of the Investment Agreement

4.)	Investor will receive 3,000,000 warrants to purchase Common Stock at $0.60 cents per share ($1.80 Mio), the full terms and conditions to be outlined in a Warrant Agreement.

5.)
Company will make standard representations and warranties including, Company organization, authorized shares, validity of transaction documents, approvals, fillings and financial statements, absence of certain changes, full disclosure, absence of litigation, absence events of default and undisclosed liabilities.

6.)	Purchaser will make standard representations and warranties including binding obligation, accredited investor status and approval to enter the transaction.

7.)	The securities will bear a restrictive legend.

8.)	Purchaser will have the right but not the obligation to appoint 2 members of the Board of Directors of the Company, with a Board of Directors of a maximum of 5.

9.)
Company hereby commits to not issue any additional securities convertible into Common Stock or any Common Stock of the Company without the written consent of the Investor. The above commitment shall be reflected in the Security Purchase Agreement and in any other form that may be necessary for the full enforceability of this provision.

III.	ORADISC LICENSE AGREEMENT

The following are the terms and conditions under which Company and Investor hereby agree to cooperate regarding Oradisc, as specified in greater detail in Appendix C. In consideration of entering this Binding Term Sheet, it is agreed that the proposed license fee of US $250,000 is waived. Company and Investor (or his nominee, see Sub-Section III.1.2 below) will incorporate in a formal License Agreement fully executed by Company and Investor, whereby it is understood and agreed that the parties are bound by their mutual undertakings and commitments under this Section III already by the signing hereof The parties agree to negotiate in good faith to incorporate the terms set forth herein into such License Agreement.

1.	BACKGROUND.

1.1.
Company is a materials research and development company focused on the creation of technologies for the treatment of oral conditions. Company has developed OraDisc™ using its proprietary mucoadhesive film technology.

1.2.
Investor (or a nominee appointed by Investor, preferably a company affiliated to the Investor; should Investor fail to appoint a nominee within 14 (fourteen) days from the signing of this Binding Term Sheet, Investor shall remain Company’s counter-party for the purpose of the Oradisc License Agreement) is appointed the exclusive licensee (with the right to sublicense  subject to Company approval which will not be unreasonably withheld) in the Field of Use for Company’s proprietary mucoadhesive film technology Products, including benzocaine, amlexanox (exclusive of Europe) remineralization, fluoride, de-sensitizing and long acting breath freshener.

1.3.	Company and Investor may expand the scope of the License Agreement to include co-development, manufacturing, and new Products based upon mutually agreed upon terms and conditions.
2.	DEFINED TERMS.

The following words shall have the following meanings:

“Territory”	means Worldwide

“Product”	▬ Benzocaine ▬ Amlexanox (Exclusive of Europe) Disc ▬ Re-mineralization Dental Strips ▬ Fluoride Dental Strips ▬ Long Acting Breath Freshener

“Field of Use”	means human use

“Intellectual Property”
means formulas, compositions, design, fabrication, manufacturing process, Patents, patents pending, provisional patents, scientific, medical, and technical data, know-how, trademarks, regulatory filings, clinical trial data related to OraDisc™ and the mucoadhesive technology.

“Patents”	means all Patents that issue on parent, continuation and continuation-in-part applications in the same family related to the Field of Use, and foreign counterparts thereto.

3.	OBLIGATIONS OF INVESTOR.

3.1.	Use commercially reasonable efforts to distribute, market, advertise, promote and sell the Product in the Field of Use in the Territory.

4.	OBLIGATIONS OF COMPANY.

4.1.	Use commercially reasonable efforts to provide technical information and services as requested by Investor to support regulatory inquiries and requirements and commercialization activities.

4.2.
Warrant that the OraDisc™ based on the mucoadhesive technology, Intellectual Property and Patents are owned by Company, are valid and enforceable; and the Products do not infringe the Intellectual Property rights of others and will comply with all legal provisions and specifications as approved in the Products’ registration documentation.

5.	FINANCIAL PAYMENT BY MELMED FOR LICENSE GRANT.

5.1.	Investor will pay Company to manufacture and supply OraDisc™ an amount equal to the cost of the product. Investor will pay to Company a royalty of 5% of net sales in the Territory.

5.2.	Investor shall grant to Company 25% of the share capital of the new subsidiary. This ownership position of Company cannot be diluted.

6.	OPTION.

6.1.
Investor will be granted a 24 month option to utilize the technology for drug delivery for migraine, nausea and vomiting, pain and cough and cold. A separate License Agreement would be signed on terms to be negotiated.

6.2.	Investor would have the rights to acquire the U.S. rights to Aphthasol® to be added to the license on terms to be negotiated once these rights have been returned to Company.

7.	INDEMNIFICATION.

7.1.	the License Agreement will include standard indemnification provisions from Company to Investor; and

7.2.	the License Agreement will include standard indemnification provisions from Investor to Company

8.	INTELLECTUAL PROPERTY.

8.1.
Company is responsible for maintaining defending and enforcing all related Patents, trademarks (other than Investor’s trademarks) and other Intellectual Property in relation to the Products in the Field of Use in the Territory.

8.2.	Investor will include relevant Patent and trademark references on packaging and promotional materials, in accordance with applicable laws.

8.3.	If Investor develops and owns a unique trademark for the Product, then Investor will be responsible for maintaining and enforcing such trademarks.

IV.	ALTRAZEAL LICENCE ROYALTY PROFIT TRANSFER AGREEMENT

1.
The parties are aware that currently, there is a License and Supply Agreement between ULURU Inc. and MELMED Holdings AG (subsequently assigned to Altrazeal Trading Ltd.). Terms in force, which will be untouched by this Binding Term Sheet.

2.
However, Company and Investor hereby agree that whenever the purchase price of Altrazeal® 0.75 grams blister pack should, for all markets in the territory exceed Euro 3 until the period ending June 30, 2016 and thereafter exceed this price as modified per an agreed consumer price index, Company will pay the excess amount to Investor, even without Investor’s request, 30 days after the start of each calendar quarter.

3.
The royalty on Altrazeal® sales in the territory will remain at 10% in relation between Company and Altrazeal Trading Ltd (or its successor, or MELMED Holdings AG, as the case may be). However, Company and Investor hereby agree that Company shall pay half of the above royalty collected (i.e., 5%) to Investor, even without Investor’s request, 30 days after the start of each calendar quarter.

4.
Company hereby, for the benefit of Altrazeal Trading Ltd. declares to expand the territory in the License and Supply Agreement to include Asia and the Pacific excluding China, Hong Kong, Macau, Taiwan, South Korea and Japan. Company commits itself to implement the above expansion in the required form at the earliest occasion after the signing hereof.

V.	ADDITIONAL PROVISIONS OF THIS BINDING TERM SHEET
1.
The terms of this Binding Term Sheet are governed by the Non-disclosure Agreement for the exchange of confidential information between ULURU and MELMED HOLDINGS AG dated August 15, 2012. Additionally, neither Company nor Investor shall directly or indirectly disclose to any person, or entity the terms of this agreement without the other parities permission (unless disclosure is required by law or regulatory authorizes having jurisdiction).

2.	This Binding Term Sheet may be executed in counterparts, and shall be governed by and construed in accordance with domestic substantive laws in the State of Texas.

IN WITNESS whereof both parties have signed this Binding Term Sheet.

ULURU INC.		Regenertec Invest GmbH

BY:	/s/ Kerry P. Gray	BY:	/s/ Helmut Kerschbaumer

NAME: Kerry Gray		NAME: Helmut Kerschbaumer

TITLE: Chairman / CEO		TITLE: Managing Director

DATE:	September 20, 2012	DATE:	September 20, 2012